Exhibit 99.2

EMPLOYMENT AGREEMENT

1.	PARTIES: The Parties to this Employment Agreement (hereafter referred to as the “Agreement”) are WESLEY G. BUSH (hereafter referred to as “Executive”) and NORTHROP GRUMMAN CORPORATION (hereafter referred to as “Northrop Grumman” or “the Company”).

2.	EMPLOYMENT: Northrop Grumman hereby agrees to employ Executive and Executive hereby accepts such employment by Northrop Grumman upon the terms and conditions herein set forth.

3.

TERM: The Company has entered into an agreement with TRW Inc., an Ohio corporation (“TRW”) to effect a transaction (the “Merger”) pursuant to which TRW will become a wholly owned subsidiary of the Company. The closing of the Merger (the “Closing”) is expected to occur on or about December 11, 2002. The term of this Agreement shall commence as of the date of the Closing (the “Effective Date”) if such Closing occurs on or before December 31, 2002 and shall end four years thereafter, unless sooner terminated pursuant to Section 8 or 9 hereof. This Agreement is further subject to approval by the Compensation and Management Development Committee of the Company’s Board of Directors. This Agreement shall be of no force or effect if either (a) the Closing does not occur on or before December 31, 2002, or (b) it is not approved by the

Compensation and Management Development Committee of the Company’s Board of Directors prior to December 31, 2002.

4.	POSITION AND DUTIES: Until February 1, 2003, Executive shall report to Ron Sugar as a Corporate Vice President of Northrop Grumman Corporation as an elected officer. Effective February 1, 2003 and for the balance of the period of Executive’s employment by Company during the term hereof, Executive shall (a) serve as the Company’s Corporate Vice President and President, Space Technology Sector, (b) shall be principally responsible for the Company’s Space Technology Sector, and (c) shall report to a member of the Company’s Office of the Chairman, such member to be determined by the Company’s Chief Executive Officer from time to time. Notwithstanding the preceding sentence, the Company may change the Executive’s title and/or responsibilities from time to time. In his capacity as Corporate Vice President and President, Space Technology Sector, Executive will serve on the Company’s Corporate Policy Council.

Executive shall, during the course of his employment during the term hereof:

(a)

attempt in good faith to do and perform all such acts and duties and furnish such services, all as commensurate with his position, as the Company shall reasonably request, reasonably cooperate with the Company, and attempt in good faith to do and perform all acts in the ordinary course of the Company’s business reasonably necessary and conducive to the performance of his duties hereunder;,

and

(b)	devote his full time, energy and skill to the business of the Company and to the promotion of the Company’s best interests, except for vacations and absences made necessary because of illness or other traditionally approved leave purposes; provided, that the foregoing shall not prevent Executive from managing his and his family’s personal investments, being involved in charitable, civic and professional activities (including serving on the boards of directors of not-for-profit organizations) and, with the consent of the Chief Executive Officer, serving on the boards of directors of for-profit entities so long as such activities do not materially interfere with Executive’s performance of his duties hereunder.

5.

TRW EMPLOYMENT CONTINUATION AGREEMENT: Executive currently has an Employment Continuation Agreement with TRW (the “ECA”). Executive hereby waives and relinquishes any and all rights and benefits he may have under his ECA, and agrees not to make any claim, now or in the future, for benefits under the ECA. Executive acknowledges that TRW is a third-party beneficiary of this provision. Executive and the Company hereby agree to terminate the ECA in its entirety as of the Effective Date. Executive further acknowledges and agrees that he has no right to retention compensation, or severance compensation or benefits under any other plan, program, policy or arrangement of TRW, the Company, or either of their respective affiliates with respect to his continuing employment or any termination of employment except as may be expressly provided under this Agreement, Company plans or programs, or at law. The foregoing provisions of this Section 5 shall not affect the payout of Executive’s 2002 bonus under the TRW Operational Incentive Plan and any amounts due to Executive in accordance with the TRW Strategic Incentive Program as contemplated by Section 6(c). Without limiting the generality of the foregoing, Executive agrees that he has no right to any compensation, benefits or other payment under or with respect to any retention and/or severance agreement that he or she may have previously entered into.

TRW and Putnam Fiduciary Trust Company entered into a Rabbi Trust Agreement on or about December 5, 2002. Executive acknowledges and agrees that he is not entitled to any payment or benefit from the trust (the “Trust”) formed pursuant to such agreement and the Payment Schedule pursuant to such agreement is hereby so amended. In the event that Executive receives any payment from the Trust, such payment shall offset on a dollar for dollar basis any obligation of the Company to Executive under this Agreement.

6.	COMPENSATION AND BENEFITS:

(a)	Base Salary: Executive’s base salary for the course of his employment by the Company during the term hereof shall be no less than $410,000 per year (pro rated for any period of service less than a full year). Executive’s base salary shall not be increased for 2003, but such salary shall be subject to increases (but not decreases) in accordance with the Company’s normal salary review process for 2004 and any subsequent year during the course of his employment by the Company during the term hereof.

(b)	Retention Bonus: The Company (or TRW) shall pay Executive a retention bonus of $1,200,000. Such bonus shall be paid in four equal installments of $300,000 each (without interest), with an installment paid within fourteen days after each January 1 commencing in 2003 and ending in 2006, provided that Executive is then employed by the Company. In addition, the Company shall pay Executive $144,079 no later than January 15, 2003, which is the amount that Executive would have otherwise been entitled to under Section 5(b)(ii) of the ECA with respect to the TRW Strategic Incentive Program (the “SIP”).

(c)	TRW Incentive Pay: Executive’s 2002 bonus under the TRW Operational Incentive Plan (the “OIP”) shall be paid without pro ration. If TRW makes a pro rated payment of such bonus, then the balance of such bonus shall be paid by the Company no later than January 15, 2003. Executive shall not have any right to receive any new award or accrue any additional benefit under the OIP, the SIP or any other TRW incentive program. Any compensation related to the OIP, the SIP or any other TRW incentive program shall not be taken into consideration (for benefit determination purposes or otherwise) under any Company pension, supplemental pension, savings or other benefit plan or program notwithstanding any provision of any such plan or program to the contrary; provided that OIP compensation shall be taken into consideration for purposes of the TRW benefit plans and programs in which the Executive participates in accordance with the usual rules of such plans and programs.

(d)	ICP Bonus: Commencing on January 1, 2003 and for the balance of the period of Executive’s employment by the Company during the term hereof as an elected officer, Executive shall participate in the Company’s Incentive Compensation Plan (“ICP”), a bonus plan for elected Company officers. The Executive’s target bonus under such plan shall be at least 50% of his base salary for the relevant period; provided, however, Executive’s actual bonus will be determined in accordance with the terms of the ICP and may be less than 50% of his base salary.

(e)

Benefits: Executive is currently covered by the benefit plans of TRW. Executive shall continue to be covered by the TRW pension and welfare benefit plans until January 1, 2003 (or as soon as administratively practical thereafter that he can be moved into the Company benefit plans). Effective January 1, 2003 or as soon as administratively practical thereafter, Executive shall no longer accrue benefits under the TRW pension plans nor participate in the TRW welfare plans, but rather shall commence participation in the Northrop Grumman welfare plans and commence benefit accruals under the Northrop Grumman pension plans in which Northrop Grumman elected officers who are direct reports to a member of the Company’s Office of the Chairman participate. These plans include, but are not limited to, the Northrop Grumman Retirement Plan, the Northrop Grumman Savings and Investment Plan, and three non-qualified supplemental executive retirement plans known as “ERISA 1”, “ERISA 2” and the “CPC SERP.” As of January 1, 2003, the Executive shall be credited with years of vesting service (but not benefit service) under the Northrop Grumman Retirement Plan, the Northrop Grumman Savings and Investment Plan, and the three Company non-qualified supplemental executive retirement plans for his years of service with TRW. Notwithstanding the foregoing, compensation earned on or after January 1, 2003 shall be recognized under the TRW nonqualified Supplementary Retirement Income Plan (“SRIP”) for purposes of determining Executive’s benefits thereunder, Executive shall retain all rights under the TRW SRIP (other than the special enhancement provided by the ECA), Benefit Equalization Plan, and Deferred Compensation Plan.

(f)	Retiree Medical Benefit: Executive shall be eligible to participate in the Elected Officer Retiree Medical Program on the same terms and conditions as other elected officers of similar status.

(g)

Tax Equalization: As an international assignee since January 1, 2002, you have been a participant in the TRW Tax Equalization Program. The tax policy effects a tax partnership between you and TRW. You acknowledge and agree that the TRW Tax Equalization Policy shall continue to apply in all respects, including, but not limited to, the determination of the tax obligations of both TRW and you. These tax obligations, as more fully explained in the tax policy, may apply continuously or intermittently for a number of years depending on the particular facts and applicable tax law. If so directed by TRW, you agree to submit your tax data to the designated tax return preparer and to file any tax returns required and/or requested to be filed by TRW, and TRW will bear the return preparation costs. You further agree to pay, whether before or after your termination date, any amounts determined to be owed to TRW under tax reconciliations prepared pursuant to the tax policy (whether such amounts represent actual taxes or reductions in your share of taxes attributable to utilization of any company-paid taxes, reductions in your income from repayments under the tax policy, or otherwise). Likewise, TRW will pay any such amounts determined under the tax policy to be owed to you or on your behalf.

(h)	Stock and Stock Options: At the next meeting of the Compensation and Management Development Committee of the Company’s Board of Directors (“Initial Grant Date”), Executive shall be granted (a) a non-qualified stock option covering 25,000 shares of Company common stock with a per share exercise price equal to the Fair Market Value (as defined in the Guide) of a share of Company common stock on the date of grant, (b) 12,000 restricted performance stock rights (“RPSRs”), and (c) 9,000 restricted stock rights (“RSRs”). When elected officers of the Company generally are granted equity-based incentives in or around August 2003, if Executive is then employed by the Company, Executive shall be granted (a) a non-qualified stock option covering no less than an additional 15,000 shares of Company common stock with a per share exercise price equal to the Fair Market Value (as defined in the Guide) of a share of Company common stock on the date of grant, and (b) no less than an additional 8,000 RPSRs.

The options, RPSRs, and RSRs granted to Executive shall be awarded under and shall be subject to the terms and conditions of the Company’s 2001 Long Term Incentive Stock Plan, as amended from time to time (the

“LTISP”), the Guide to Administration for the LTISP, as amended from time to time (the “Guide”), and the grant certificates provided to Executive.

The foregoing share, RPSR, and RSR numbers are subject to adjustment for stock splits and similar events in accordance with the adjustment provisions of the LTISP.

Each option granted to Executive on the Initial Grant Date shall have a maximum term of ten years and shall vest in four substantially equal installments, with an installment becoming vested, subject to Executive’s continued employment through the respective vesting date, on each of the first through fourth anniversaries of the respective date of grant of the option.

The RPSRs granted on the Initial Grant Date shall have a January 1, 2003 through December 31, 2005 performance period.

The options and RPSRs granted in or around August 2003 shall be on terms otherwise similar to the terms applicable to other Company elected officer grants made at that time. Performance targets for the grant shall be established by the Company.

Executive’s RSR award shall vest in three substantially equal installments, with an installment becoming vested, subject to Executive’s continued employment through the respective vesting date, on each of the first through third anniversaries of the date of grant of the award.

Notwithstanding any contrary death, Disability (as defined in the Guide), or involuntary separation vesting or RPSR payment provision that may customarily apply with respect to awards under the LTISP, the following special vesting and RPSR payment provisions shall apply with respect to Executive’s option, RPSR, and RSR grants made as of the Initial Grant Date (but not the contemplated August 2003 awards or any other subsequent award) in the event that Executive’s employment terminates in the circumstances described: in the event that Executive’s employment with the Company terminates due to the Executive’s death or Disability (as defined in the Guide) or in the event that Executive’s employment is terminated by the Company other than for Cause (as defined in Section 8), then (a) the portion of Executive’s options and RSRs granted on the Effective Date that are then outstanding and otherwise unvested shall thereupon become fully vested (but such options shall otherwise be subject to any limited post-termination exercise period that may apply), and (b) the Executive’s RPSRs granted on the Effective Date shall be paid in accordance with their usual terms as though Executive’s employment by the Company had not terminated (without pro ration) except that the

30% minimum payment provisions applicable to certain RPSRs shall not apply (accordingly, no payment of such RPSRs shall be made unless and until payments with respect to such RPSRs are made to participants who continue to be employed by the Company).

(i)	Gross-Up: In the event that any compensation or benefits paid to Executive pursuant to this Agreement or by TRW are subject to Excise Tax (as defined in Exhibit B hereto) as a result of the Merger, then the Gross-Up Provisions of Exhibit B shall apply.

(j)	New CIC Agreement: Subject to approval of the Compensation and Management Development Committee of the Company’s Board of Directors, Executive shall be provided with a March 2000 Special Agreement with the Company providing the same protection for Executive in the event of a change in control (as defined in such agreement) of the Company as is provided to other elected officers of the Company. Consistent with the terms of such Special Agreement, the Merger does not constitute a change in control pursuant to such Special Agreement.

7.

PERQUISITES: For the course of his employment by the Company during the term hereof, Executive shall be eligible for the perquisites provided to Company officers who are direct reports to a member of the Company’s Office of the

Chairman. The perquisites currently provided are listed on Appendix A of this Agreement.

8.

TERMINATION OF EMPLOYMENT BY THE COMPANY: The Company shall have the right to terminate Executive’s employment at any time, with or without cause, upon giving at least 14 days advance written notice to the Executive of the date when such termination shall become effective. If the Company terminates Executive’s employment without “Cause” (as that term is defined below), then Executive shall be entitled to participate in the Company’s Officer Severance Plan. In addition, (a) any unpaid installments of the retention incentive contemplated by Section 6(b) shall be paid promptly following such termination, (b) tax gross-up under Section 6(i) shall continue to apply, (c) Executive shall continue to be eligible for amounts or benefits pursuant to the terms of any plan, arrangement, or grant including as provided in 6(h), and (d) Executive shall continue to have rights of indemnification and directors and officers insurance under Section 13 and 14 (the “Protected Rights”),.but otherwise the Company shall have no further obligation under this Agreement. If the Company terminates Executive’s employment for Cause, the Company shall have no further obligation to Executive under this Agreement. For purposes of this Section 8 and Section 9(c), “Cause” shall mean the occurrence of either or both of the following: (i) the Executive’s conviction for committing a felony involving an act of fraud, embezzlement, theft, or other act constituting a felony; or (ii) the willful engaging by Executive in misconduct with regard to the Company having a significant adverse effect on the Company; provided, however, that no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

9.	TERMINATION OF EMPLOYMENT BY DEATH OR DISABILITY OF EXECUTIVE:

(a)	Death: In the event that Executive dies during the term of this Agreement, Executive’s employment by the Company shall automatically terminate as of the date of death and the Company shall have no further obligation under this Agreement, except for the Protected Rights, and except that any unpaid portion of the special payment set forth in Section 6(b) of this Agreement shall be paid to Executive’s estate.

(b)	Disability: If the Executive’s employment terminates by reason of his Disability (as defined in the Guide) during the term of this Agreement, the Company shall have no further obligation under this Agreement except for the Protected Rights, and except that any unpaid portion of the special payment set forth in Section 6(b) of this Agreement shall be paid to Executive.

(c)	Other: The Company shall have no further obligation under this Agreement if the Executive terminates employment for any other reason.

10.	TRADE SECRETS: In the course of performing his duties for TRW and for the Company, Executive will receive, and acknowledges that he has received, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.” Executive agrees that he will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Northrop Grumman or TRW Trade Secret to anyone outside the Company or its affiliates, or use such information in any manner which would adversely affect the business or business prospects of the Company, without prior written authorization from the Company to do so except in order to comply with legal process or governmental inquiry. Executive further agrees that if, at the time of the termination of his employment with the Company he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, he will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in the paragraph shall be in addition to any protection afforded to Trade Secrets by law or equity. This Section 10 shall survive any purported termination of this Agreement notwithstanding anything else contained herein to the contrary.

11.	INVENTIONS: Executive agrees that all inventions, discoveries and improvements, and all new ideas for manufacturing and marketing products of the Company, which Executive has conceived during his employment with TRW or may conceive while employed by the Company, whether during or outside business hours, on the premises of the Company or elsewhere, alone or in collaboration with others, or which he has acquired or may acquire from others, whether or not the same can be patented or registered under patent, copyright, or trademark laws, shall be and become the sole and exclusive property of the Company. Executive agrees to promptly disclose and fully acquaint his management with any such inventions, discoveries, improvements and ideas which he has conceived, made or acquired, and shall, at the request of the Company, make a written disclosure of the same and execute such applications, assignments, and other written instruments as may reasonably be required to grant to the Company sole and exclusive right, title and interest thereto and therein and to enable the Company to obtain and maintain patent, copyright and trademark protection therefore. This Section 11 shall survive any purported termination of this Agreement notwithstanding anything else contained herein to the contrary.

12.

NON-SOLICITATION AND NON-DISPARAGEMENT: For a period of one year following Executive’s termination of employment, neither Executive, on the one hand, nor the Company formally, a member of the Board of Directors of the Company or a member of the Company’s Corporate Policy Council, on the other hand, shall directly or indirectly, with intent to damage the other, issue or communicate any public statement (or statement likely to become public) that is critical of or damaging to the other (or in the case of the Company, also its officers, directors or employees and, except in a competitive situation if Executive is working for a competitor or a customer, its products or services). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry. This Section 12 shall survive any purported termination of this Agreement notwithstanding anything else contained herein to the contrary.

13.

INDEMNIFICATION: The Company hereby covenants and agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from Executive’s good faith performance of his duties and obligations with the Company or with TRW (including service prior to the Effective Date hereof). The Company, within 30 days of presentation of invoices, shall advance to Executive reimbursement of all legal fees and disbursements reasonably incurred by Executive in connection with any potentially indemnifiable matter; provided, however, that in order to receive such advanced fees and disbursements, Executive must first sign an undertaking reasonably satisfactory to the Company that he will promptly repay the Company all advanced fees and disbursements in the event it is finally determined that Executive cannot be indemnified for the matter at issue under applicable law or

Company By-laws; and provided further, that Executive shall consult with the Company prior to selecting his counsel and shall make a reasonable effort to select counsel reasonably acceptable to the Company.

14.	LIABILITY INSURANCE: The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists (but no less than six years), after the term of this Agreement in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

16.	ASSIGNMENT: This Agreement is personal to Executive and shall not be assigned by him; provided, however, that his rights to compensation and benefits under this Agreement may be transferred by the Executive by will or operation of law. However, this Agreement may be assigned by the Company only to any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise (upon which entity the Agreement shall be binding), and only if the Company promptly delivers to Executive a written assumption of the Agreement and the obligations hereunder by such entity.

17.	TAX WITHHOLDING: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including without limitation United States federal taxes, and any other state, city or local taxes).

18.	SAVINGS CLAUSE: If any provision under this Agreement or its application is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

19.	SEVERANCE PLAN: Any provision of the Company Severance Plan shall not place burdens on Executive with regard to matters of the same nature as those covered by Sections 10, 11 and 12 hereof that are broader than those set forth in such Sections.

20.	ENTIRE AGREEMENT: This Agreement represents the complete agreement and understanding between Executive and the Company pertaining to the subject matters contained herein, and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to such subject matters; provided that this Agreement does not supercede any trade secret or invention obligations of Executive under any prior agreement.

21.	GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of California.

Dated: December 12, 2002		/s/ Wesley G. Bush
Wesley G. Bush

Dated: December 12, 2002	By:	/s/ Patricia H. Summers
Northrop Grumman Corporation Patricia H. Summers Vice President Compensation and Benefits

Exhibit A: Executive Perquisites as of the Effective Date

Life and AD&D Insurance

The noncontributory life insurance coverage provided to you is three times your annual base salary, with a maximum of $600,000. Accidental death and dismemberment coverage is six times your annual base salary, with a maximum of $1,000,000.

Long-term Disability

Benefit is 65% of base salary, with a maximum of $15,000 per month, including your Social Security benefit.

Medical Care

Provided you have not enrolled in the Safety Net Plan, you and your eligible dependents are covered by a supplemental plan which provides for reimbursement of 100% of allowable reasonable and customary charges, with an annual maximum of $10,000 per person. You will still be responsible for the deductible and required contributions.

Dental Care

Provided you have not enrolled in the Preventive Plan, you are covered by a supplemental plan which provides you and your family with 100% reimbursement of allowable reasonable and customary charges, with an annual maximum of $2,000. You will still be responsible for the deductible and required contributions.

Comprehensive Personal Liability

To help provide financial protection against potentially devastating effects of lawsuits, you have $5,000,000 comprehensive personal liability coverage to supplement your personal, nonbusiness coverage. There is a minimum personal coverage requirement, as well as a small deductible amount in some cases. Coverage is also extended to lawsuits arising out of ownership of such items as animals, swimming pools, boats, and all registered vehicles, excluding aircraft.

Executive Physical Program

Because Northrop Grumman regards the periodic physical examination of key personnel as being important to both the executive and the company, you are entitled to an annual, company-paid, comprehensive physical examination. This examination may be obtained from one of several designated medical centers.

Company Car/Allowance

Recognizing that most executives desire to have an attractive, comfortable automobile for their use, you will be paid an annual car allowance (currently $15,000), in increments with each regular paycheck. This allowance is designed to reimburse you for the cost of a new automobile every three years, plus insurance and maintenance costs. Reimbursements for gasoline and car washes will also be provided.

Financial Planning and Income Tax Return Preparation

In order to fully maximize the value of your executive compensation package, and to keep you abreast of current estate planning and related tax considerations, reimbursement will be made for financial planning assistance and income tax return preparation from a reputable firm of your choice. You will be reimbursed up to $9,000 per year for these services.

Air Travel

For air travel of two hours or longer, you may fly first class. The company will reimburse you for membership in two airline clubs.

Clubs

The company will reimburse you for membership (initiation fees, monthly dues, and general club assessments) in two clubs, with an annual maximum of $5,000.

(The foregoing are only brief summaries of these perquisites. The actual terms of the perquisites are governed by the formal plan documents and Company policies. In the event of any inconsistency between the foregoing summaries and the terms of any applicable plan document or Company policy, the plan document or Company policy will control. The Company must and does reserve the right to modify or eliminate these perquisites and amend the applicable plan documents and Company policy from time to time. To the extent that any perquisite constitutes taxable income to Executive, Executive will be responsible for any resulting tax liability and the Company shall withhold from such perquisite or other compensation such amounts as may be required.)

Exhibit B: Gross-Up Provisions

(a) If it shall be determined (as hereafter provided) that any payment or distribution by the Company or TRW to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) either before or after any purported termination of this Agreement, would be subject to the excise tax imposed by Section 4999 (or any successor thereto) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to a change in control triggered by the Merger, or any interest or penalties with respect to such excise tax (such excise tax related to a change in control triggered by the Merger, together with any such interest and penalties related thereto, are hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of clause (e) below, all determinations required to be made under this Exhibit B, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by Executive in his sole discretion. Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date that Executive’s employment with the Company terminates, if applicable, or such earlier time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within five business days after receipt of the aforesaid determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment to be paid by the Company within such 15 calendar-day period shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 (or any successor thereto) of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(e) thereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the

Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive within three calendar days after receipt of such determination and calculations.

(c) The Company and Executive shall each cooperate with the Accounting Firm in connection with the preparation and issuance of the determination provided for in clause (b) above. Such cooperation shall include without limitation providing the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, that are reasonably requested by the Accounting Firm.

(d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations provided for in clause (b) above shall be paid by Executive. The Company shall reimburse Executive for his payment of such costs and expenses within five business days after receipt from Executive of a statement therefore and evidence of his payment thereof.

(e) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive receives notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30 calendar-day period following the date on which it gives such notice to the Company or (ii) the date that any payment of taxes with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this clause (e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conference with the taxing authority in respect of such claim (but Executive may participate therein at his own cost and expense) and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of such contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f) If, after the receipt by Executive of an amount advanced by the Company pursuant to clause (e) hereof, Executive receives any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of clause (e) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to clause (e) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.